AMENDMENT TO WARRANTS AND
SECURITIES PURCHASE AGREEMENT

This Amendment to Warrants and Securities Purchase Agreement ("**Amendment**") dated as of September 15, 2009, is made by and between Axion Power International, Inc., a Delaware corporation (the "**Company**") and The Quercus Trust (the "**Buyer**").

RECITALS

A. WHEREAS, the Company and the Buyer are parties to that certain Securities Purchase Agreement dated as of January 14, 2008 ("**Original Agreement**"), pursuant to which Buyer purchased (the "**Prior Quercus Financing**") (i) First Closing Units on January 14, 2008 consisting of 1,904,762 shares of Common Stock and 2,857,143 warrants to purchase Common Stock at an exercise price of $2.60/per share, (ii) Second Closing Units on April 7, 2008 consisting of 1,904,762 shares of Common Stock and 2,380,925.5 warrants to purchase shares of Common Stock at an exercise price of $2.60/per share, and (iii) Third Closing Units on June 30, 2008 consisting of 4,761,905 shares of Common Stock and 4,761,905 warrants to purchase Common Stock at an exercise price of $2.60/per share (collectively, the "Units", as defined in the Original Agreement), totaling 8,571,429 shares of Common Stock and 10,000,000 to purchase Common Stock (the warrants issued as part of the First Closing Units, the Seecond Closing Units and the Third Closing Units are referred to collectively as the "Warrants").

B. WHEREAS, pursuant to the original agreement, the Third Closing Units were purchased by Buyer upon the execution by the Company of a Production Contract delivered to Buyer on or about June 27, 2008;

C. WHEREAS, the Production Contract was subsequently terminated or abandoned by the Company;

D. WHEREAS, in consideration of the foregoing, and the other obligations of the parties set forth herein, the parties have agreed to modify and amend the Original Agreement (1) to acknowledge and agree that all Milestones to the purchase of the Units have been met, (2) to amend the Warrants to reduce to exercise price to $0.75 per share, (3) to include post-closing covenants to increase the size of the Company's Board of Directors from eight directors to ten directors, (4) appoint three of Buyer's nominees to serve as directors for three year terms, and (5) to provide that Buyer will invest an additional $2,000,000 in the Company as part of a minimuml $10,000,000 cash financing (the "Future Financing") on terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Amendment, the Company and Buyer hereby agree as follows:

1. The Warrants are hereby amended to provide for an Exercise Price of $0.75 per share, and the reference in paragraph 4.3 of the Warrants to "$2.60" shall read "$0.75". Buyer acknowledges that it will have no right to have any of its Warrants or other previously issued equity repriced or subject to antidilution protection by virtue only of the reduction in Exercise Price set forth in this paragraph 1.

2. The parties acknowledge and agree that all Milestones have been met and waive any defaults or events of default in the Original Agreement, including a waiver by Buyer of any liquidated damages due under Section 4.1 of the Original Agreement.

3. A new Section 5.7 is hereby added to the Original Agreement:

"Directors. The Company will on or prior to September 21, 2009, obtain the necessary resignations of existing directors and will cause the appointment of the following persons as directors: David Gelbaum, David Anthony, and Joseph P. Bartlett to serve for three (3) year terms. The Board of Directors shall consist of ten (10) persons. If any one of the three directors resigns or is unable to serve the entire three year term, Buyer shall have a right to appoint a replacement to serve out the balance of a term. Nothing herein shall require the Company to appoint any of these directors or their replacements to any Board Committees and any Committee assignments shall be pursuant to the Company's standard practices and procedures."

If the Company is unable to fulfill the foregoing covenant in a timely manner Buyer shall have the right to terminate this Amendment.

4. The following shall be added to the Original Agreement as Section 5.8:

"Additional Financing. If the Company is able to complete and/or have a binding term sheet for an offering of $10,000,000 within six months (and in the case of a binding term sheet closes within nine months) following the date hereof, Buyer will invest $2,000,000 as part of the $10,000,000 on the most favorable terms (other than terms based upon the amount of securities held) and conditions (as determined by the Buyer) as those investors participating in the new offering, provided that, unless waived by Buyer (i) that the offering is for the purchase of common or preferred equity of the Company or indebtedness which is convertible into common or convertible preferred equity of the Company pursuant to a commercially reasonable structure, and (ii) that such terms are negotiated at arms length (except to the extent otherwise agreed by Quercus in writing) with one or more unaffiliated third party investors (even if affiliated parties participate as investors) and do not include any obligation on the part of the Buyer to make investments in excess of $2,000,000."

5. The definition of "Post Effective Amendment Filing Date in the Original Agreement is hereby amended so that all references to "seventh Business Day" shall be amended to read "fifteenth Business Day", and references to "30 days" shall be amended to read "60 days".

6. All rights to registration of Cut Back Shares under Article IV of the Original Agreement are hereby waived with respect to any Additional Financing under paragraph 4 hereinabove.

7. Except as set forth herein, the Warrants and the Original Agreement shall not be altered or amended and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

AXION POWER INTERNATIONAL, INC.

By: ______________________________

Name: ______________

Title: President

THE QUERCUS TRUST

By: ______________________________

Name: David Gelbaum

Title: Trustee

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

AXION POWER INTERNATIONAL, INC.

By: ______________________
Name: Thomas G. Granville
Title: President
9/22/09

THE QUERCUS TRUST

By: ______________________
Name: David Gelbaum
Title: Trustee